--------------------------------------------------------------------------------



                            ASSET PURCHASE AGREEMENT

                                       by

                                  INTERTEK INC.

                                    (Seller)

                                       and

                         UNITEK TECHNICAL SERVICES INC.

                                     (Buyer)

                                      dated

                                February 22, 2000



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.   ASSETS SUBJECT TO THIS AGREEMENT..........................................1
     1.1    Purchased Assets...................................................1
     1.2    Excluded Assets....................................................3

2.   ASSUMPTION OF LIABILITIES.................................................3
     2.1    Liabilities Assumed................................................4
     2.2    Liabilities Not Assumed............................................4

3.   PURCHASE PRICE, CLOSING AND PAYMENT TERMS.................................5
     3.1    Purchase Price.....................................................5
     3.2    Closing and Effective Date.........................................5
     3.3    Payment of Purchase Price..........................................5

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS BY SELLER.......................5
     4.1    Corporate Organization.............................................5
     4.2    Title to Purchased Assets..........................................6
     4.3    Pending or Threatened Claims.......................................6
     4.4    Due Authorization..................................................6
     4.5    Authority of Seller................................................6
     4.6    Effect of this Agreement...........................................6
     4.7    Consents...........................................................7
     4.8    Enforceability.....................................................7
     4.9    Trade Rights.......................................................7
     4.10   Personal Property..................................................7
     4.11   Licenses, Permits, Approvals and Regulatory Matters; Compliance....7
     4.12   Environmental Protection...........................................8
     4.13   Major Customers and Suppliers......................................8
     4.14   Absence of Changes.................................................8
     4.15   Disclosure.........................................................8
     4.16   Books and Records..................................................9
     4.17   Agreements with Third Parties......................................9
     4.18   Tax Returns........................................................9
     4.19   Financial Statements...............................................9
     4.20   Ordinary Course of Business........................................9
     4.21   Accuracy of Representations and Warranties.........................9
     4.22   Employment Compensation...........................................10
     4.23   Assets Necessary to Business......................................10
     4.24   Labor Matters.....................................................10
     4.25   Employee Benefit Plans............................................10
     4.26   Insurance.........................................................12

5.   REPRESENTATIONS AND WARRANTIES OF BUYER..................................12
     5.1    Corporate Organization............................................12
     5.2    Authorization and Approval of Agreement...........................12
     5.3    Accuracy of Representations and Warranties........................12

6.   EMPLOYEES - EMPLOYEE BENEFITS............................................13
     6.1    Affected Employees................................................13
     6.2    Retained Responsibilities.........................................13
     6.3    Payroll Tax.......................................................13
     6.4    Termination and Other Benefits....................................13

7.   OTHER MATTERS............................................................14
     7.1    Access to Certain Records of Buyer................................14
     7.2    Availability of Affected Employees................................14

8.   CONDITIONS TO CLOSING....................................................14
     8.1    Compliance with Agreement.........................................14
     8.2    Satisfactory Investigation........................................14
     8.3    Absence of Litigation.............................................14

9.   DOCUMENTS DELIVERED AT CLOSING...........................................15
     9.1    Documents to be delivered by Seller...............................15
     9.2    Documents to be delivered by Buyer................................15

10.  POST-CLOSING COVENANTS...................................................16
     10.1   Post-Closing Covenants............................................16
     10.2   Covenant Not to Compete...........................................16

11.  INDEMNIFICATION; EXPENSES................................................16
     11.1   Obligations of Seller to Indemnify................................16
     11.2   Obligations of Buyer to Indemnify.................................17
     11.3   Amount Limitation.................................................17
     11.4   Each Party to Bear Own Expenses...................................17

12.  SPECIFIC PERFORMANCE.....................................................17

13.  MISCELLANEOUS PROVISIONS.................................................18
     13.1   Survival..........................................................18
     13.2   Notices...........................................................19
     13.3   Binding Effect....................................................19
     13.4   Applicable Law....................................................20
     13.5   Positions For Income Tax Purposes.................................20
     13.6   Public Announcements..............................................20
     13.7   Entire Agreement..................................................20
     13.8   Modifications and Waivers.........................................20

                            ASSET PURCHASE AGREEMENT

          This asset purchase agreement ("Agreement") is made as of February 22, 2000 by Intertek Inc. ("Seller") and Unitek Technical Services Inc., a Delaware corporation ("Buyer"), who agree as follows.

                                    Recitals

          1. Seller owns and operates a source inspection and quality control business known as ITS-Technical Services Division in Centreville, Virginia (the "Business"); and

          2. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets and contractual rights of Seller relating to the Business, upon the terms and conditions set forth in this Agreement.

                                    Agreement

     1.   Assets subject to this Agreement.
          --------------------------------

          1.1  Purchased Assets.
               ----------------

          Other than those assets specifically excluded by Section 1.2 below, Seller sells, transfers, conveys, assigns, and delivers to Buyer, and Buyer purchases and accepts, effective as of the close of business on the Closing Date (as hereinafter defined), all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Seller, used, held for use or acquired or developed for use in the Business, or developed in the course of conducting the Business or by persons employed in the Business (collectively, the "Purchased Assets"). The Purchased Assets include, but are not limited to, all of the following assets or rights of Seller, to the extent used, held, acquired or developed for purposes directly related to the Business, in the amounts as shown on the Business' Balance Sheet as of January 31, 2000 described on Schedule 1.1 (the "Purchased Balance Sheet"):

          (a) Personal Property. All furniture, machinery, equipment, fixtures, vehicles, laboratory testing equipment, supplies, forms, manuals, spare parts and all other personal property (except to the extent subject to personal property leases from third parties) described on Schedule 1.1(a) (the "Personal Property").

          (b) Personal Property Leases. All leases of equipment, furniture and other personal property leased by Seller described on Schedule 1.1(b) (the "Personal Property Leases").

          (c) Phone Numbers. All phone numbers used by Seller in the Business.

          (d) Contracts. All contracts (including, without limitation, all testing or service contracts), leases, subleases, purchase orders and sales orders, including, without limitation, those described on Schedule 1.1(d) (the "Assumed Contracts"), and all contractual rights of Seller necessary to operate the Business, including, without limitation, any security deposits and retainers relating thereto. If any Assumed Contract assigned to Buyer is not assignable without the consent of another party, this Agreement will not constitute an assignment or an attempted assignment if the assignment or attempted assignment is a breach of that Assumed Contract. Seller and Buyer will use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any Assumed Contract) to obtain the consent of the other party to the assignment of any Assumed Contract to Buyer if a consent is or may be required for assignment. If any consent is not obtained, Seller will appoint Buyer to act as Seller's agent so that Buyer can receive the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by the other party or otherwise.

          (e) Notes and Accounts Receivable. All notes, drafts, accounts receivable relating to work completed prior to the Effective Date (as later defined) as described on Schedule 1.1(e) and the Other Receivables shown on the Purchased Balance Sheet (the "Notes and Accounts Receivable").

          (f) Computer Software. All computer programs and other software of Seller, including all machine readable code, printed listings of code, documentation and related property and information of Seller.

          (g) Literature. All sales literature, promotional literature, catalogs and similar materials of Seller.

          (h) Records and Files. All books, records, files, invoices, customer and vendor lists, accounting records, business records, operating data and other data of Seller.

          (i) Licenses and Permits. If transferable, all licenses, permits, approvals, certifications and listings.

          (j) Trade Rights. Except as provided in Section 1.2 (c), all of Seller's interest in any Trade Rights used in connection with the Purchased Assets or the Business. As used herein, the term "Trade Rights" means: (i) all trademarks rights, business identities, trade dress, service marks, trade names and brand names, all related registrations and applications, and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (iv) all claims for infringements or breach of any of the foregoing.

          (k) Security Deposits and Retainers. Amounts that are security deposits and retainers relating to the Assumed Contracts, which are part of the Purchased Assets.

          (l)  General  Intangibles.  All  prepaid  items  (including,   without
     limitation, customer deposits related to the Assumed Contracts and all lease deposits), all causes of action arising out of occurrences before or after the Closing Date that relate to the other Purchased Assets and not the Excluded Assets, and other intangible rights and assets.

          (m) Real Property Leases. All leases of real property leased by Seller for the Business described on Schedule 1.1(m) (the "Real Property Leases").

     1.2  Excluded Assets.
          ---------------

          Notwithstanding any other provision of this Agreement, Seller may not sell, transfer, assign, convey or deliver to Buyer, and Buyer may not purchase or accept, the following assets of Seller (collectively, the "Excluded Assets"):

          (a) Corporate Franchise. Any corporate franchise, articles of incorporation, corporate seal, stock books, minute books, and other corporate records exclusively related to the corporate organization and capitalization of Seller or not otherwise respecting the Business, but the Buyer or its designated agents will have reasonable access to books and records and may make copies and/or excerpts.

          (b) Tax-Related Assets. Federal, state, local income and franchise tax credits, tax refund claims, and associated returns and records.

          (c) Intertek Name. The name of Intertek, Intertek Testing Services, and ITS.

          (d) Insurance Policies. Ownership of Seller's insurance policies as described on Schedule 4.27.

          (e) Cash and Bank Accounts. All cash and cash equivalents in the amounts shown on the Purchased Balance Sheet, including petty cash balances and all Seller's interest in any of its bank accounts.

     2.   Assumption of Liabilities.
          -------------------------

          The term "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, liability, obligation or responsibility, fixed or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

          2.1  Liabilities Assumed.
               -------------------

          Subject to the terms and conditions of this Agreement, as of the Effective Date, Buyer will assume and agree to perform and discharge the following Liabilities (collectively, the "Assumed Liabilities") in the amounts shown on the Purchased Balance Sheet:

          (a) Liabilities. The trade accounts payable incurred after the Effective Date and other liabilities directly related to the operation of the Business incurred after the Effective Date and accounts payable and other payables in the amounts shown on the Purchased Balance Sheet.

          (b) Assumed Contracts. Liabilities arising after the Effective Date under the Assumed Contracts, the Personal Property Leases, license agreements relating to the Trade Rights and other contracts and agreements described on Schedule 1.1(d).

          2.2  Liabilities Not Assumed.
               -----------------------

          Buyer is not assuming, and Seller is not deemed to have transferred to Buyer, the following Liabilities of Seller (the "Retained Liabilities"):

          (a) Income and Franchise Taxes. Any Liability of Seller for Federal income taxes and any foreign, state, county or local income, profit, or franchise taxes (and any penalties or interest due on account thereof).

          (b) Service Liability. Any Liability of Seller arising out of or resulting from any services performed by Seller prior to the Effective Date for claims made for injury to person, damage to property or other damage (whether made in product or service liability, tort or otherwise).

          (c) Litigation Matters. Any Liability with respect to these actions, suits, proceedings, arbitration, investigations, or inquiries (i) pending as of the Effective Date, whether civil or administrative, whether or not described in Schedule 4.3, or (ii) instituted after the Effective Date arising out of actions of the Seller or events occurring prior to the Effective Date.

          (d) Transaction Expense. All Liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein.

          (e) Retiree Benefits and Accrued Employee Benefits. Any Liabilities to current or retired employees of Seller for retiree benefits or accrued employee benefits under any employee plan of Seller.

          (f) Environmental Liabilities. Liabilities resulting from conditions existing prior to the Effective Date which were or are in violation of applicable federal, state and local laws relating to the environment.

          (g) Other Liabilities. All other Liabilities of Seller not expressly assumed above in Section 2.1.

     3.   Purchase Price, Closing and Payment Terms.
          -----------------------------------------

          3.1  Purchase Price.
               --------------

          The purchase price for the Purchased Assets (the "Purchase Price") is One Million Six Hundred Fifty Thousand US Dollars (US$1,650,000) in cash plus the assumption of the Assumed Liabilities and payment, if applicable, for the Pending Contract described in Section 3.3 (c).

          3.2  Closing and Effective Date.
               --------------------------

          The signing of this Agreement and closing (the "Closing") for the transactions contemplated herein are being held on February 22, 2000 (the "Closing Date") at the offices of the Business or at any other place and time as the parties may agree. The effective date for this Agreement will be February 22, 2000 (the "Effective Date").

          3.3  Payment of Purchase Price.
               -------------------------

          Buyer will pay the Purchase Price on the Closing Date as follows:

          (a) Assumption of Liabilities. On the Closing Date, Buyer will assume the Assumed Liabilities as of the Effective Date.

          (b) Cash to Seller. On the Closing Date, Buyer will pay to Seller One Million Six Hundred Fifty Thousand US Dollars (US$1,650,000) by delivery of a check payable to the order of Seller.

          (c) Pending Contract. Should a contract with U. S. Postal Service be awarded to the Business within 180 days from the Closing Date, Seller will be entitled to ten percent (10%) of the pretax operating profit from this contract over the duration of the contract, not to exceed five (5) years.

     4.   Representations, Warranties and Covenants by Seller.
          ---------------------------------------------------

          Seller represents, warrants and covenants that the following representations, warranties, and covenants are true and correct as of the Effective Date. The following representations, warranties, and covenants are the only representations, warranties, and covenants made by Seller with respect to this Agreement.

          4.1  Corporate Organization.
               ----------------------

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all necessary corporate powers to own its properties and carry on the Business.

          4.2  Title to Purchased Assets.
               -------------------------

          Seller has good and marketable title to all of the Purchased Assets free and clear of all liens, encumbrances, and restrictions on transfer.

          4.3  Pending or Threatened Claims.
               ----------------------------

          Except as set forth in Schedule 4.3, there are no claims, actions, litigation, disputes, lawsuits, proceedings or governmental investigations pending or threatened against Seller relating to or affecting the Purchased Assets or the Business, and no order, writ, injunction or decree affecting the Purchased Assets or the Business has been threatened or is in effect.

          4.4  Due Authorization.
               -----------------

          The execution, delivery and performance by Seller of this Agreement and the other documents and instruments to be executed and delivered pursuant hereto, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. No other corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions hereby or thereby.

          4.5  Authority of Seller.
               -------------------

          Seller has the legal power, capacity and authority to execute, deliver and perform this Agreement. Neither the execution, nor delivery nor performance by Seller of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto, or the consummation by Seller of the transactions contemplated hereby and thereby, will cause Seller to violate any provisions of Seller's certificate of incorporation or by-laws or result in the breach of any provision of, or constitute a default under, any indenture, agreement, contract or other instrument to which Seller is a party or by which Seller or any of the Purchased Assets may be bound.

          4.6  Effect of this Agreement.
               ------------------------

          The execution, delivery and consummation of this Agreement and the other instruments and documents to be executed and delivered by Seller in connection with this Agreement, and the consummation of the contemplated transactions, will not, with or without the passage of time or the giving of notice or both, result in or constitute any of the following: (i) a violation of any statute, rule, judgment, regulation, writ, decree, or order of any court or governmental entity to which Seller or the Purchased Assets are or may be subject, or (ii) the creation or imposition of any lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon the Purchased Assets.

          4.7  Consents.
               --------

          No consent or approval is required of any person or entity pursuant to the terms of any contract or otherwise in order to permit the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

          4.8  Enforceability.
               --------------

          This Agreement is a valid and binding obligation of Seller, subject to performance by Buyer as provided herein, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          4.9  Trade Rights.
               ------------

          Schedule 4.9 lists all material  Trade Rights of the type described in
Section 1.1(j), in which Seller now has any interest, specifying whether the Trade Rights are owned, controlled, used, or held (under license or otherwise) by Seller, and also indicating which of these Trade Rights are registered. All Trade Rights shown as registered on Schedule 4.9 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registration or application are current. The Trade Rights included in the Purchased Assets constitute all of the Trade Rights used by Seller in the conduct of the Business as conducted by Seller. Seller, to the best of Seller's knowledge, is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor is any other person infringing the Trade Rights of Seller. Seller has not granted any license or made any assignment of any Trade Right listed on Schedule 4.9. Seller does not pay any royalties or other consideration for the right to use any Trade Rights of others.

          4.10 Personal Property.
               -----------------

          All items of Seller's personal property included in the Purchased Assets are in good operating condition for the operations of the Business as currently conducted, taking into consideration age and ordinary wear and tear, and are adequate and sufficient for all operations conducted by the Business, and constitute all personal property necessary or appropriate for the operations of the Business as currently conducted.

          4.11 Licenses, Permits, Approvals and Regulatory Matters; Compliance.
               ---------------------------------------------------------------

          All governmental and regulatory licenses, permits and approvals necessary to the conduct of the Business as currently conducted ("Licenses") are set forth in Schedule 4.11 and are in full force and effect. Seller is not a party to any pending dispute with respect to the Licenses and, within the past five (5) years, there have been no material violations by Seller of any Licenses or any claims or proceedings, pending or threatened, challenging the validity of or seeking to discontinue any License. To the best of Seller's knowledge, Seller is in compliance in all material respects with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which the Business is subject.

          4.12 Environmental Protection.
               ------------------------

          Seller, to the best of its knowledge, is in compliance with all foreign, federal, state, local and other laws, regulations and ordinances relating to the environment.

          4.13 Major Customers and Suppliers.
               -----------------------------

          (a) Major Customers. Schedule 4.13(a) contains a list of the ten (10) largest customers of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Seller has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.13(a) will not continue to be customers of the business of Seller after the Closing at substantially the same level of purchases as heretofore.

          (b) Major Suppliers. Schedule 4.13(b) contains a list of the five (5) largest suppliers to the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Seller has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.13(b) will not continue to be suppliers to the business of Seller after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

          4.14 Absence of Changes.
               ------------------

          Since November 30, 1999, there has been no material adverse change in the Purchased Assets, liabilities, financial condition, Business, operations or prospects of Seller, financial or otherwise, and since that date, the Business has been conducted in the usual, regular and ordinary manner in all respects.

          4.15 Disclosure.
               ----------

          All facts material to the Purchased Assets or the results of operations, financial condition or prospects of the Business known to Seller have been Disclosed to Buyer in this Agreement.Books and Records.

          The books of account and all other corporate records of Seller relating to the Purchased Assets and the Business are substantially complete and correct, have been maintained in accordance with reasonable business practices and fully and accurately reflect the results of operations of the Business as of the respective periods indicated.

          4.16 Agreements with Third Parties.
               -----------------------------

          Seller has made available to Buyer true and complete copies of all agreements relating to the conduct and operation of the Business being acquired by Buyer and all the agreements are Assumed Contracts. Seller has in all material respects performed all obligations required to be performed by it under all these agreements and is not in default under any of them. All agreements constituting part of the Purchased Assets are valid, binding and in full force and effect.

          4.17 Tax Returns.
               -----------

          Buyer will not be liable for payment of any taxes or penalties due to the conduct of the Business prior to the date hereof. Seller has made all deposits required by law to be made with respect to employees' withholding taxes. Seller has duly filed with all appropriate governmental agencies and bodies, whether federal, state or local, all tax returns which were required to be filed and has paid, or has established adequate reserves for payment of, all taxes shown to be due on these returns.

          4.18 Financial Statements.
               --------------------

          The financial information provided to Buyer is true and correct in all material respects and was prepared in accordance with United States generally accepted accounting practices.

          4.19 Ordinary Course of Business.
               ---------------------------

          Since December 31, 1999, Seller has conducted its business in the ordinary and usual course including, without limitation, the ordinary and usual invoicing of work in process to its customers, and has not incurred any Liability other than in the ordinary and usual course of business, encumbered any of its assets, disposed of any property, entered into any lease or agreement respecting real property, or with the exception of contract employees entered into any employment agreement or other contract relating to the Purchased Assets or the Business with a term of more than one (1) month or involving payments of more than $5,000 other than as set forth on Schedule 4.19. In addition, Seller has not entered into any oral or written agreement with any party, other than Buyer, purporting to transfer the Purchased Assets.

          4.20 Accuracy of Representations and Warranties.
               ------------------------------------------

          No representation or warranty in this Agreement by Seller and no statement , certificate, exhibit, document, instrument, report or other information furnished or to be furnished by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          4.21 Employment Compensation.
               -----------------------

          Schedule  4.21  contains  a true and  correct  list of all  full  time
employees  to  whom  Seller  is  paying  compensation,   including  bonuses  and
incentives, at an annual rate in excess of Twenty

Thousand Dollars ($20,000) for services rendered to the Business; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each range.

          4.22 Assets Necessary to Business.
               ----------------------------

          The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of Seller as presently conducted.

          4.23 Labor Matters.
               -------------

          Except as set forth in Schedule 4.23, within the last five years the Business has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except as set forth in Schedule 4.23, (a) the Business is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Seller related to the Business and none are pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Seller related to the Business nor any secondary boycott with respect to products or services of the Business; (d) no question concerning representation has been raised or is threatened respecting the employees of Seller who work in the Business; (e) no grievance that might have a material adverse effect on the Business, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no claim therefor exists; and (f) there are no administrative charges or court complaints against Seller related to the Business concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

          4.24 Employee Benefit Plans.
               ----------------------

          Buyer will not be liable for any payments under the employee benefit plans of Seller. Seller has complied with all laws and regulations relating to employee benefit plans provided to persons who worked in the Business. Seller will hold harmless Buyer for any liabilities under the Seller's employee benefit plans provided to persons who worked in the Business.

          4.25 Contracts and Commitments.
               -------------------------

          (a) Personal Property Leases. Except as set forth in Schedule 1.1 (b), Seller has no leases of personal property the involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than six months.

          (b) Real Property Leases. Except as set forth in Schedule 1.1(m), Seller has no leases of real property.

          (c) Purchase Commitments. Seller has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage, or which are at an excessive price.

          (d) Sales Commitments. Seller has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price that would result in a loss to Seller.

          (e) Contracts for Services. Seller has no agreement, understanding, contract or commitment (written or oral) with any officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Seller on notice of not longer than 90 days without liability, penalty or premium of any nature or kind whatsoever.

          (f) Powers of Attorney. Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

          (g) Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

          (h) Loan Agreements. Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          (i) Guarantees. Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          (j) Contracts Subject to Renegotiation. Seller is not a party to any contract with any governmental body that is subject to renegotiation.

          (k) Burdensome or Restrictive Agreements. Seller is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Seller. Without limiting the generality of the foregoing, except as set forth in
     Schedule 4.26 (k), Seller is not a party to nor is it bound by any agreement requiring Seller to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

          (l) Other Material Contracts. Seller has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $ 5,000, or involving performance over a period of more than six months, or which is otherwise individually material to the operations of Seller, except as explicitly described the Schedules.

          (m) No Default. Seller is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Seller. No third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

          4.26 Insurance.
               ---------

          Set forth in Schedule 4.26 is a complete and accurate list of all insurance policies. All of the policies are valid, outstanding, and enforceable up to the Closing Date and provide insurance coverage for the properties, assets, and operations of the Seller of the kinds, in the amounts, and against risk customarily maintained by organizations similarly situated. Seller has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Seller pending under any such policies, and Seller does not know of any basis for denial for any claim under any such policy.

     5.   Representations and Warranties of Buyer.
          ---------------------------------------

          Buyer represents and warrants that the following representations and warranties are true and correct as of the Closing Date.

          5.1  Corporate Organization.
               ----------------------

          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          5.2  Authorization and Approval of Agreement.
               ---------------------------------------

          Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms. The execution, delivery, consummation, and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.

          5.3  Accuracy of Representations and Warranties.
               ------------------------------------------

          No representation or warranty made by Buyer in this Agreement and no statement, certificate, exhibit, document, instrument, report or other information furnished or to be furnished by Buyer in connection with the negotiation of, or pursuant to, this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.   Employees - Employee Benefits.
          -----------------------------

          6.1  Affected Employees.
               ------------------

          "Affected Employees" means employees of the Seller who are employed by Buyer immediately after the Closing Date. Buyer has no obligation to hire any employees of Seller.

          6.2  Retained Responsibilities.
               -------------------------

          Seller will satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Seller's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of Seller, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of these programs or applicable workers' compensation statutes regardless of the employment by Buyer of any these employees after the Closing Date.

          6.3  Payroll Tax.
               -----------

          Seller will make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state, and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller will issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer will be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.

          6.4  Termination and Other Benefits.
               ------------------------------

          Buyer is solely responsible for, and will pay or cause to be paid, severance payments and other termination benefits, back pay, damages, costs or expenses, if any, to Affected Employees who may become entitled to benefits or amounts by reason of any events occurring after the Closing Date, and Buyer will indemnify and hold harmless Seller against this liability. Seller is solely responsible for, and will pay or cause to be paid, severance payments and other termination benefits, if any, back pay, damages, costs or expenses to all of its employees including, without limitation, any amounts payable as a result of these employees' withdrawal from any pension and/or savings plans maintained by Seller, which have accrued prior to and including the Closing Date, and Seller will indemnify and hold harmless Buyer against this liability.

     7.   Other Matters.
          -------------

          7.1  Access to Certain Records of Buyer.
               ----------------------------------

          Buyer will maintain the records received pursuant to this Agreement for a period of seven (7) years and will, during regular business hours and upon reasonable prior notice, furnish reasonable access thereto to Seller for audit, tax, accounting or legal purposes.

          7.2  Availability of Affected Employees.
               ----------------------------------

          For a period of two (2) years after the Closing Date, upon reasonable prior notice from Seller, Buyer will use its reasonable best efforts to make available to Seller any Affected Employees to serve as witnesses in any litigation. Seller will promptly reimburse Buyer at 130% of the actual rate of hourly compensation for the Affected Employee and will reimburse the Affected Employees for their reasonable out-of-pocket costs and expenses.

     8.   Conditions to Closing.
          ---------------------

          8.1  Compliance with Agreement.
               -------------------------

          (a) Condition to Buyer's Obligation. The following will be conditions precedent to Buyer's obligation to close: Seller will have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

          (b) Condition to Seller's Obligation. It will be a condition to the obligation of Seller that Buyer will have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

          8.2  Satisfactory Investigation.
               --------------------------

          (a) Buyer will be satisfied, in its sole discretion (and without any liability of Seller for a breach of the representations and warranties made by it in this Agreement), with the condition and nature of the Purchased Assets and the Assumed Contracts.

          8.3  Absence of Litigation.
               ---------------------

          (a) No litigation will have been commenced or threatened, and no investigation by any government entity will have been commenced, against Buyer, Seller or any of the affiliates, officers or directors of either of them, with respect to the transactions contemplated hereby.

     9.   Documents Delivered at Closing.
          ------------------------------

          9.1  Documents to be delivered by Seller.
               -----------------------------------

          In addition to the documents specifically required by the foregoing provisions hereof, the obligations of Buyer hereunder are subject to the delivery by Seller to Buyer on or prior to the Closing Date, of the following documents:

          (a) An Assignment and Bill of Sale sufficient to vest in Buyer, its successors and assigns, all of Seller's right, title and interest in and to the Purchased Assets attached as Exhibit A.

          (b) An Assignment and Assumption Agreement relating to the Assumed Liabilities attached as Exhibit B.

          (c) Advance approval by agent of Bedminster Capital Funding, LLC, Seller's landlord, as to assumption by Buyer of that certain lease between Seller and the landlord dated as of October , 1997 and relating to the property commonly known as 5900 Centreville Road, Suite 100, Centreville, Virginia and attached as Exhibit C. A formal consent by Seller's landlord will be furnished to Buyer within thirty (30) days after the closing date.

          (d) Certificate of Secretary in substantially the same form as Exhibit D.

          (e) Physical possession of all Purchased Assets.

          (f) Letter from Seller granting the right for Buyer to act as Seller's agent on all contracts with customers listed on Schedule 4.13 not providing their consent to the transactions contemplated under this Agreement.

          (g) Fully executed employment agreements between Buyer and the following seven key employees of Seller: Dennis Taylor, John McNeil, Janis Patella, Michael Fletcher, Robyn Fennell, Thomas Moorleghen, and Graham Drenkard.

          9.2  Documents to be delivered by Buyer.
               ----------------------------------

          The obligations of Seller hereunder are subject to the delivery by Buyer to Seller on or prior to the Closing Date, of the following documents:

          (a) An Assignment and Assumption Agreement attached as Exhibit B.

          (b) The payment under Section 3.3(b).

     10.  Post-Closing Covenants.
          ----------------------

          10.1 Post-Closing Covenants.
               ----------------------

          At any time and from time to time after the Closing Date upon the request of Buyer, Seller and its successors or assigns will execute, acknowledge, and deliver to Buyer any further instruments of conveyance, assignment, transfer, consents, and assurances and will take any other action as Buyer may reasonably request in order to more effectively convey, assign, transfer, and deliver any of the properties or assets intended to be conveyed, assigned, transferred, and delivered under this Agreement, and assist in the collection or reduction to possession of any of the properties and assets. This covenant includes, without limitation, the obligation of Seller to assist Buyer in obtaining all consents, approvals, and waivers from regulatory authorities and all licenses, permits, and registrations necessary to operate the Business and the obligation of Seller to promptly remit to Buyer any accounts receivable from the Assumed Contracts that it receives in error.

          10.2 Covenant Not to Compete.
               -----------------------

          For a period of three (3) years after this Agreement's date, Seller may not for itself or on behalf of any other person or entity (except Buyer, at Buyer's request), directly or indirectly:

          (a) engage in, or enter into, any aspect of the business that ITS-Technical Services has been involved in prior to the Closing Date within the continental United States;

          (b) solicit persons who have been customers or suppliers of the Business during the period beginning three (3) years prior to the date of this Agreement or who are, at the time of such solicitation, current or prospective customers or suppliers of the Business or take any other action the effect of which is to interfere with the business relationship between the Business and such customers or suppliers; or

          (c) hire persons who have been employees of Seller working in the Business during the period beginning on the date of this Agreement, or otherwise interfere with the relationship between the Business and any persons.

     11.  Indemnification; Expenses.
          -------------------------

          11.1 Obligations of Seller to Indemnify.
               ----------------------------------

          Seller will indemnify Buyer and hold it harmless upon demand from and against any damages, deficiency, action, demands, judgments, costs, and expenses of or against Buyer (including attorneys' fees) resulting from (a) any misrepresentation, breach of warranty or non-fulfillment of any agreement, covenant, or condition on the part of Seller contained herein or in any exhibit, certificate, document, or instrument delivered hereunder or in connection herewith, or (b) any claim for any debt, liability, or obligation of Seller that may be asserted against Buyer not specifically assumed by Buyer hereunder including, without limitation, any claim arising in litigation or other proceeding relating to acts or omissions of Seller occurring on or prior to the Closing Date.

          11.2 Obligations of Buyer to Indemnify.
               ---------------------------------

          Buyer will indemnify Seller and hold it harmless upon demand from and against any damages, deficiency, action, demands, judgments, costs and expenses of or against Seller (including attorneys' fees) resulting from (a) any misrepresentation, breach of warranty or non-fulfillment of any agreement, covenant or condition on the part of Buyer contained herein or in any exhibit, certificate, document or instrument delivered hereunder or in connection herewith, or (b) any claim for any debt, liability or obligation of Buyer that may be asserted against Seller arising out of any liability specifically assumed by Buyer hereunder, or arising in litigation or other proceeding relating to acts or omissions of Buyer occurring after the Closing Date.

          11.3 Amount Limitation.
               -----------------

          An Indemnified Party will not be entitled to indemnification under this Section 11 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party under this Section 11 exceeds twenty five thousand dollars ($25,000); but in this event, the Indemnified Party will be entitled to indemnification in full for all breaches of representations and/or warranties. An Indemnified Party will be entitled to indemnification under this Section 11 for breach of a representation or warranty of only up to an aggregate of the Purchase Price actually paid.

          11.4 Each Party to Bear Own Expenses.
               -------------------------------

          Regardless of whether or not the transactions contemplated hereby are consummated:

          (a) Professional Fees. Each party is solely responsible for all fees and expenses of that party's legal, accounting, investment banking, and other professional counsel or advisors employed in connection with this Agreement.

          (b) Transfer Taxes. Buyer is solely responsible for any sales, use, excise, transfer, or other similar tax imposed on Seller with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto and will coordinate the payment of the taxes with Seller.

          (c) Broker's and Finder's Fee. Each party is solely responsible for all fees and expenses of the party for any broker or finder retained, employed or used by the party in connection with the contemplated transactions.

     12.  Specific Performance.
          --------------------

          The parties declare that it is impossible to measure in money the damages that will accrue to a party by reason of the failure of a party to perform any of its obligations under this Agreement. Therefore, if any party institutes any action or proceeding to enforce the provisions of this Agreement, the party against whom the action or proceeding is brought hereby waives the claim or defense that the party has or may have an adequate remedy at law and the party will not urge in any action or proceeding the claim or defense that any remedy at law exists.

     13.  Miscellaneous Provisions.
          ------------------------

          13.1 Survival.
               --------

          Except for any wilful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time:

          (a) No claim or action will be brought under Section 11 for breach of a representation or warranty after the lapse of two (2) years following the Closing Date. Regardless of the foregoing, however, or any other provisions of this Agreement:

               (i) There will be no time limitation on claims on actions brought for breach of any representation or warranty made by Seller in or under Sections 4.1, 4.2, and 4.12, and Seller hereby waives all applicable statutory limitation periods with respect thereto.

               (ii) Any claim or action brought for breach of any representation or warranty made by Seller in or pursuant to Section 4.18 may be brought at any time until the underlying obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period my be extended by waiver).

               (iii) If any act, omission, disclosure or failure to disclosure forms the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim will not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          13.2 Notices.
               -------

          All notices required under this Agreement are sufficient if in writing and will be deemed given upon actual receipt (i) when personally delivered, (ii) when mailed, certified mail, return receipt requested postage prepaid, (iii) when sent by confirmed facsimile transmission, or (iv) when delivered by reputable overnight courier, to the address of the party receiving the notice as set forth below, or any other address as the party may designate by notice duly given:

     (a)  If to Seller:             ITS Ltd
                                    25 Saville Row
                                    London W1X1AA, U.K.
                                    Facsimile:441713963480
                                    Telephone: 441713963400
                                    Attention: David Turner, Secy

          With a copy,              Bradley, Campbell, Carney & Madsen
          which will not            1717 Washington Avenue
          constitute notice, to:    Golden, CO 80401
                                    Facsimile: 303-278-3379
                                    Telephone: 303-278-3300
                                    Attention: Tim Campbell

     (b)  If to Buyer:              Unitek Technical Services Inc.
                                    c/o U. S. Laboratories, Inc.
                                    7895 Convoy Court, Suite 18
                                    San Diego, California 92111
                                    Facsimile:  (858) 715-5811
                                    Telephone: (858) 715-5800
                                    Attn: Dickerson Wright

          With a copy,              Foley & Lardner
          which will not            402 West Broadway, Suite 2300
          constitute notice, to:    San Diego, California  92101
                                    Facsimile: (312) 234-3510
                                    Telephone: (312) 234-6655
                                    Attn: Joseph Lesko

          13.3 Binding Effect.
               --------------

          This Agreement is binding on and will inure to the benefit of the parties and their respective successors, assigns, heirs, administrators, personal representatives and permitted assigns, and may not be assigned to any third party without the prior written consent of the other parties. This Agreement is solely for the benefit of the parties and no third party may have any right or claim to the benefits afforded any party.

          13.4 Applicable Law.
               --------------

          The rights and obligations of the parties to this Agreement are governed by, construed, and enforced in accordance with the laws of the State of Virginia applicable to agreements made and to be performed in the State of Virginia. Each and every unresolved dispute between Seller and Buyer shall be submitted to the American Arbitration Association in Virginia for arbitration.

          13.5 Positions For Income Tax Purposes.
               ---------------------------------

          Neither Seller nor Buyer may take a position for income tax purposes that is inconsistent with this Agreement.

          13.6 Public Announcements.
               --------------------

          Seller may not make any public announcements regarding the sale and purchase under this Agreement without the prior written consent of Buyer.

          13.7 Entire Agreement.
               ----------------

          This Agreement and the agreements attached as exhibits contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof is of any force or effect unless in writing, executed by the party to be bound, and dated on or subsequent to the date hereof.

          13.8 Modifications and Waivers.
               -------------------------

          No change, modification, or waiver of any provision of this Agreement is valid or binding unless it is in writing dated on or subsequent to the date hereof and signed by the parties intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party constitutes a subsequent waiver of the same or any other breach, term or condition.

            [The remainder of this page is intentionally left blank.]

                                    SELLER:


                                    Intertek,  Inc.


                                    By:____________________________________
                                        Gary Butts, Chairman


                                    BUYER:


                                    Unitek Technical Services Inc., a Delaware corporation


                                    By:____________________________________
                                        Donald Alford, President